Exhibit 10.7

Amended and Restated Consultancy Agreement

between

1.	AtaiBeckley Inc., a Delaware Corporation.

– hereinafter “ATAIBECKLEY”

and

2.	Christian Angermayer, born on 26 April 1978, resident in Canaletto Tower, 29th floor, 257 City Road, London, EC1V 1AF, United Kingdom

– hereinafter “Consultant” –

–ATAIBECKLEY and Consultant hereinafter jointly the “Parties“ and each a “Party“ –

Preamble

(A)
ATAI Life Sciences N.V., a public company under Dutch law (naamloze vennootschap), having its corporate seat in Amsterdam, offices at Wallstraße 16, 10179 Berlin, Federal Republic of Germany, and registered with the Trade Register of the Chamber of Commerce under number 80299776 (a predecessor to ATAIBECKLEY) and Consultant entered into a Termination and New Consultancy Agreement dated January 7, 2024 (the “Consultancy Agreement”).

(B)	ATAIBECKLEY and Consultant desire to amend and restate the Consultancy Agreement to add a new Section 1.6 below (as amended, the “Amended and Restated Consultancy Agreement”).

NOW THEREFORE, the Parties agree as follows:

Amended and Restated Consultancy Agreement

1	Services

1.1	The Consultant shall provide the following services (the “Services”):

Advising ATAIBECKLEY on various day-to-day business objectives, including but not limited to, (i) its business and financing strategy, (ii) communications strategy, (iii) investor relations initiatives and (iv) such other business objectives as determined by the Board of Directors of ATAIBECKLEY (the “Board”) or the Chief Executive Officer of ATAI NV. The Consultant agrees to, and is expected to, spend approximately 25% of his professional time providing the Services to ATAI NV.  For the avoidance of doubt, the time spent providing such Services does not include service in his capacity as director and Chair of the Board.

1.2
Nothing in this Amended and Restated Consultancy Agreement or the nature of the Services of the Consultant pursuant to this Amended and Restated Consultancy Agreement shall be deemed to create a fiduciary or agency relationship between the Consultant or any of its respective subsidiaries and ATAIBECKLEY or any of its subsidiaries.

1.3
During the Term, the Consultant shall provide the Services for such time as may be necessary for their proper performance. The Services shall be provided at such places as are necessary for their proper performance.

1.4
The Consultant shall provide the Services with all due care, skill and ability and shall promptly give ATAIBECKLEY all such information and reports as ATAIBECKLEY may reasonably require in connection with the provision of the Services.

1.5
Nothing in this Amended and Restated Consultancy Agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Term, provided that such activity does not cause a breach of any of the Consultant's obligations under this Amended and Restated Consultancy Agreement.

1.6
During the Term, the Consultant acknowledges and agrees that the Consultant will (i) comply with the ATAIBECKLEY’s code of conduct; (ii) adhere to the ATAIBECKLEY’s compliance program (including guidelines for corporate disclosure); (iii) notify the Chief Executive Officer and/or Chief Legal and Business Officer of ATAIBECKLEY of any interviews or speeches related to ATAI NV and seek approval from the Chief Executive Officer and/or Chief Legal and Business Officer of ATAIBECKLEY prior to making any public disclosure regarding ATAIBECKLEY, other than in the Consultant’s role as a member of the Board; and (iv) agree, if and as requested by the Board, to dedicate at least 40 hours per month to ATAIBECKLEY related activities, including providing quarterly time reports detailing hours spent on such activities.

2	Term

2.1	This Amended and Restated Consultancy Agreement shall commence upon its execution by the Parties (the “Effective Date”) and shall expire on 5 January 2028.

2.2
Upon the expiry of the Term or upon its termination according to clause 3, this Amended and Restated Consultancy Agreement shall cease to have any effect (save for clauses 4 (Remuneration), 5 (Expenses and Reimbursement), 6 (Confidentiality) and 7 (Final Provisions)).

3	Termination

3.1
The Consultant shall be entitled to terminate this Amended and Restated Consultancy Agreement by giving written termination notice to ATAIBECKLEY (email sufficient) if, in the reasonable opinion of the Consultant ATAIBECKLEY is in breach of a material obligation under this Amended and Restated Consultancy Agreement.

3.2
ATAIBECKLEY shall be entitled to terminate this Amended and Restated Consultancy Agreement by giving written termination notice to the Consultant (email sufficient) if, in the reasonable opinion of ATAIBECKLEY the Consultant is in breach of a material obligation under this Amended and Restated Consultancy Agreement.

4	Remuneration

4.1
The Consultant has received, for the provision of the Services, share options in accordance with ATAIBECKLEY’s 2021 Incentive Award Plan (“EIP 2021”) for selected executives, employees and consultants of ATAIBECKLEY that provides for stock options being granted to beneficiaries that will, if such options are being exercised, convert into shares in ATAIBECKLEY.

4.2	Intentionally Omitted.

4.3
In case this Amended and Restated Consultancy Agreement is terminated before an applicable vesting date for any or no reason and irrespective of which Party terminates the Amended and Restated Consultancy Agreement, Consultant shall be entitled to keep such vested options received until the effective date of termination and shall be entitled to exercise them in accordance with the EIP 2021. Following the effective date of termination, no further options are eligible for vesting and any options received but not vested shall be forfeited.

5	Expenses and Reimbursement

ATAIBECKLEY shall pay all reasonable and duly documented business expenses of the Consultant (other than consultancy fees) related to the Services and (to the extent they have been agreed in advance by ATAIBECKLEY) fees and expenses of external advisors, if any, plus any applicable VAT thereto. The aforementioned costs and expenses arising in connection with this Amended and Restated Consultancy Agreement shall be paid ATAIBECKLEY subject to the terms of the ATAIBECKLEY expense reimbursement policy and after presentation of duly documented evidence in the currency of invoice and in immediately available, freely transferable cleared funds to such bank account as the Consultant notifies to ATAIBECKLEY.

6	Confidentiality

6.1
ATAIBECKLEY and Consultant undertake, in respect of them and also on behalf of their Affiliates and representatives to keep confidential and not disclose the content of this Amended and Restated Consultancy Agreement, its conclusion and implementation as well as any confidential information obtained from ATAIBECKLEY and/or its Affiliates, except if and to the extent (i) disclosure is expressly agreed among the ATAIBECKLEY and Consultant; (ii) the relevant facts or circumstances are publicly known or become publicly known without any violation of this clause; (iii) disclosure is required pursuant to any statute or law, official, judicial or administrative orders, requirements or provisions or regulations relating to a stock exchange; (iv) disclosure is made to attorneys, accountants, tax consultants, and other professional advisors of a Party, provided that such advisors are subject to secrecy duty by law or a corresponding confidentiality obligation; or (v) disclosure is made to a third party, that can reasonably be expected to subscribe for or acquire shares in ATAIBECKLEY, provided reasonable measures are in place or have been taken that such potential third party acquirer and/or subscriber will keep confidential the content of this Amended and Restated Consultancy Agreement as well as any other confidential information obtained.

6.2	The provisions of this clause shall remain in force also following the execution of this Amended and Restated Consultancy Agreement.

7	Final Provisions

7.1
“Affiliate” shall be any entity that is controlling, controlled by or under the common control of another person or entity, whereas “control” means the ability of such controlling person/entity to determine the affairs of another entity by way of (i) holding shares, (ii) possession of voting rights, or (iii) any other way whatsoever (in each case whether directly or indirectly).

7.2	ATAIBECKLEY and Consultant shall not be entitled to assign any rights or claims under this Amended and Restated Consultancy Agreement without the prior written consent of the respective other Party.

7.3
This Amended and Restated Consultancy Agreement contains the entire agreement of ATAIBECKLEY and Consultant with respect to the subject matter hereof and supersedes any previous agreements. There are no side agreements.

7.4
Any amendments and supplements to this Amended and Restated Consultancy Agreement as well as waiver of any provision of this Amended and Restated Consultancy Agreement, including this Clause 7.4, shall be valid only if made in writing (DocuSign sufficient) between ATAIBECKLEY and Consultant, unless a stricter form is required by law.

7.5
Any notice or other communication between the Parties in connection with this Amended and Restated Consultancy Agreement shall be in writing, in English language, and shall be considered as sufficiently given or served of delivered by hand or sent by courier or facsimile to the addresses as set out at the beginning of this Amended and Restated Consultancy Agreement or at such other addresses or numbers which each Party may communicate to the other Party pursuant to this Clause 7.5.

7.6	This Amended and Restated Consultancy Agreement shall be governed by the laws of the Federal Republic of Germany.

7.7
To the extent permissible by law, exclusive place of jurisdiction for any and all disputes resulting from or arising in connection with this Amended and Restated Consultancy Agreement is Berlin, Germany.

7.8
If a provision of this Amended and Restated Consultancy Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Amended and Restated Consultancy Agreement shall not be affected thereby. The invalid provisions shall be deemed replaced and the gap shall be deemed filled by a legally valid arrangement, which corresponds as closely as possible to the intentions of the Parties or what would have been the intentions of the Parties according to the aim and purpose of this Amended and Restated Consultancy Agreement if they had recognized the invalid provision or gap.

[signature page
follows]

For ATAIBECKLEY INC.:	For Consultant:

San Francisco, USA	London, U.K.

/s/Srinivas Rao	/s/Christian Angermayer
(Place, Date)	(Place, Date)

Name: Srinivas Rao	Name: Christian Angermayer

Position: Chief Executive Officer	Position: Consultant

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